EXHIBIT (b)(2)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

TAX-MANAGED SMALL-CAP VALUE PORTFOLIO

August 7, 2015

Pursuant to ARTICLE IV, Section 4.2 of the AMENDED AND RESTATED BY-LAWS of Tax-Managed Small-Cap Value Portfolio (the “Trust”), upon the vote of a majority of the Trustees of the Trust, the AMENDED AND RESTATED BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Tax-Managed Global Small-Cap Portfolio.

*******************

023_575